Exhibit 1

MAHANAGAR TELEPHONE NIGAM LIMITED
NEWS RELEASE

For immediate release
December 31, 2012

MAHANAGAR TELEPHONE ANNOUNCES FILING OF FORM 15F TO
TERMINATE SEC REPORTING OBLIGATIONS
AND
COMMENCEMENT OF TRADING ON OTCQX

New Delhi, India, December 31, 2012 – Mahanagar Telephone Nigam Limited (the “Company”) today announced that it has filed a Form 15F with the U. S. Securities and Exchange Commission (“SEC”) to terminate the registration of its American Depositary Shares (“ADSs”) under Section 12 of the U.S. Securities Exchange Act of 1934, thereby terminating the Company’s reporting obligations for the ADSs under that Act.

As previously announced, the Company voluntarily delisted its ADSs from the New York Stock Exchange Euronext.  The delisting became effective on December 31, 2012.

The Company intends to maintain its ADS program in the United States.  The ADSs will be traded on OTCQX International, a segment of the OTCQX marketplace, effective January 2, 2013.  Investors will be able to view real time stock quotes at http://www.otcmarkets.com. No assurance can be given that the trading market for the ADSs will continue on OTCQX International, or that the liquidity of such market will not be extremely limited. The Company’s common shares, which underlie the ADSs, will continue to trade on the Bombay Stock Exchange and the National Stock Exchange (India). Each ADS represents two common shares of the Company. After the deregistration, the Company will continue to post financial and other material information on its website at www.mtnl.net.in.

The Company was established by the government of India in 1986 to provide fixed-line and other basic telecommunications services in Delhi and Mumbai.  Since then it has become a leading telecommunications company in India.

For additional information, contact:

Smt. Anita Soni, Director Finance
dirfinco@bol.net.in
91-11-2432-1095

-or-

Carter Ledyard & Milburn LLP
rich@clm.com
212-238-8895

Forward-Looking Statements and Risks and Uncertainties

This news release contains certain forward-looking statements and information within the meaning of applicable U.S. securities laws, including, without limitation, forward-looking statements regarding the Company voluntarily delisting its American Depositary Shares (ADSs) from the NYSE Euronext, voluntarily deregistering its securities under applicable U.S. securities laws, and commencement of trading of the ADSs on the over-the-counter market.  Forward-looking statements, which may be identified by words such as “intends,” “will,” “anticipates” and “plans” are intended to provide information about management’s current plans and expectations regarding future operations and events.

Although the Company believes that the expectation reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties that may cause actual results or events to differ materially from those anticipated.  No assurance can be given that these expectations will be realized, and undue reliance should not be placed on such statements.  Risk factors that could cause actual results or events to differ materially from the forward-looking statements include the risks of future trading of the ADSs on the OTC market and reduction in reporting information to U.S. investors, and the risk factors identified in the Company’s Annual Report on Form 20-F for the fiscal year ended March 31, 2012.

Forward-looking statements and information are based on the beliefs, assumptions and expectations of Company management on the date of this press release.  The Company does not assume any obligation to update any forward-looking statement or information should those beliefs, assumptions or expectations, or other circumstances change, except as required by law.